Exhibit 99.1
To all Starbucks stakeholders,

Since the beginning of the COVID-19 pandemic, three principles have shaped our ongoing efforts to navigate the crisis and the significant impacts the pandemic is having on communities, front-line responders, governments and businesses around the world. We have been mindful in addressing the needs of all Starbucks stakeholders – including by making meaningful investments to support our partners (employees) since the early days of the crisis – and we are pleased to share that our business is steadily recovering.

Our consistent approach of a) prioritizing the health and safety of our partners and customers, b) supporting local health and government officials as they work to mitigate the spread of the virus and c) showing up in a positive and responsible way for the communities we serve, has enabled us to move beyond the “mitigate and contain” phase of dealing with the pandemic into the “monitor and adapt” phase, as we’ve re-opened the vast majority of our stores around the world and modified our operations to meet new public health guidelines and evolving customer behaviors and expectations. With each passing week, we are seeing clear evidence of business recovery, with sequential improvements in comparable store sales performance. The Starbucks brand is resilient, customer affinity is strong and we believe the most difficult period is now behind us.

As our business recovery continues, we are now laying the foundation for a more transformational phase—“restore and build resilience”—enabling us to accelerate the transformation of our business in ways that elevate the customer and partner experience and drive long-term growth. We shared some insight into this in our “Bridge to the Future” letter addressed to Starbucks partners on May 21, outlining how we are intensifying efforts to address consumers’ increasing demand for convenience, including mobile ordering for pick-up, drive-thru and curbside delivery.

Prior to the COVID-19 outbreak, approximately 80% of Starbucks transactions in U.S. company-operated stores were “on-the-go” occasions. This dynamic led our leadership team to reexamine our U.S. store footprint to determine how we might evolve our retail presence over time through targeted store renovations, relocations and new stores, a process that has been underway for two years. We have since introduced a new store format, Starbucks® Pickup, to enhance the “on-the-go” customer experience and improve operating efficiency across Starbucks® stores in certain major metropolitan areas in the Americas—and last year, we developed plans to increasingly deploy this new format in densely populated, urban markets. Starbucks Pickup is tailored to customers who prefer to order ahead and pay through the Starbucks® mobile app for pick-up, or those who want their Starbucks delivered to them by placing an order through Uber Eats. We believe this transformation of our store portfolio, blending Starbucks Pickup stores with traditional Starbucks stores in dense metropolitan markets, will elevate the customer experience and position Starbucks for long-term growth.

Our vision is that each large city in the U.S. will ultimately have a mix of traditional Starbucks cafés and Starbucks Pickup locations. With Starbucks Pickup stores located within walking distance of a traditional Starbucks café, customers can choose to enjoy their Starbucks Experience in a Starbucks café or pick up their order at either that café or a nearby Starbucks Pickup store. Starbucks Pickup stores will provide more points of presence to better serve “on-the-go” customers while reducing crowding in our cafés, thereby improving the “sit-and-stay” experience for “third place” occasions. No matter the format, we know that the Starbucks “third place” experience occurs from the moment a customer envisions their daily Starbucks Experience to wherever they enjoy that Starbucks beverage.

This strategy aligns closely with rapidly evolving customer preferences that have accelerated as a result of COVID-19, including higher levels of mobile ordering, more contactless pick-up experiences and reduced in-store congestion, all of which naturally allow for greater physical distancing.

We opened and have been operating two Starbucks Pickup stores in the last seven months, one at Penn Plaza in Manhattan and another in Toronto’s Commerce Court. These test stores have provided us with insights into how we can optimally integrate this new format with nearby café locations. We will be opening another Starbucks Pickup location near Grand Central Station in Manhattan in the near future. While we had originally planned to execute this strategy over a three- to five-year timeframe, rapidly evolving customer preferences hasten the need for this concept and we are now envisioning the accelerated development of Starbucks Pickup stores in major U.S. cities over the next 18 months, including retrofitting and repositioning many existing cafés to expand our store portfolio with a mix of appropriate store formats. This acceleration of our strategy requires that we assess our existing store portfolio with respect to renovations, relocations and closures. To inform these decisions, we are evaluating trade-area shifts, lease expirations and changes in customer traffic patterns while also considering opportunities to enhance the customer experience and capitalize on future growth potential.

As noted above, the investments we’ve made in supporting our partners through the months of widespread store closures have been instrumental to our overall recovery efforts and are in line with Starbucks mission and values. With about 43 million Americans currently out of work, we are fortunate to have the ability to demonstrate our respect and care for our partners who proudly wear the green apron through COVID-19-era benefits that included service pay, catastrophe pay, benefits continuation and expanded mental health support, childcare and food and beverage allowances. With the re-opening of our U.S. company-operated stores, we’re evolving these programs to continue to support our partners while balancing the needs of our business, notably a need to align labor schedules and hours with customer demand as traffic fully recovers over time. We will continue to engage transparently with our partners and listen to their preferences. Over the past two weeks, our U.S. field leaders have had direct conversations with individual store partners, providing personalized information, internal and external resources, and a range of options to help partners consider what is best for them as we move forward. Each partner’s situation is personal, and each store’s business needs are unique. Our intent is to help our partners along this journey, including supporting those who take an unpaid leave of absence or pursue a path outside of Starbucks. Guided by our values, we will work to maximize the opportunities for partners as we enter this new phase as a company.

We have a clear vision for our “Bridge to the Future,” and we are accelerating our plans to transform our store portfolio, elevate the customer experience for this new era, and drive long-term growth. As we navigate the global pandemic, we strive for transparency with all stakeholders, and today we share more specifics on the business recovery, new store growth and the overall strength of our financial position.

China Comparable Store Sales Update
The recovery in China, which started in late February, has continued into our third fiscal quarter, with comparable store sales versus the prior year declining 21% in May, an improvement from a decline of 32% in April, as shown in Chart 1 below. Comparable store sales declined by approximately 14% in the final week of May compared to prior year, demonstrating continued upward momentum. Currently, 99% of stores in China are open, of which approximately 90% have returned to pre-pandemic operating hours. Over 70% of the stores that are open in China have full café seating available, in full compliance with local regulatory guidance, while the rest are offering physically-distanced dining capacity. With most cafés welcoming customers for in-store transactions by the end of April, café sales increased in May, and sales mix from mobile orders trended down correspondingly, from a high of about 80% in the final week of February, to approximately 22% in the last week of May. However, this still exceeded pre-COVID-19 levels, and was a significant increase from 15% recorded in Q1, demonstrating customer adoption of new ordering habits and occasions.

Commercial trade zones have seen the fastest pace of recovery, while transportation and tourist trade zones are recovering more slowly. In light of these overall trade-zone dynamics, lower-tier cities have generally shown stronger recovery compared to higher-tier cities.

The fewer than 1% of Starbucks stores that remain closed in China are located where mandated restrictions are still in effect, primarily transportation, cinema and tourist areas.

China Store Development Update
While we temporarily paused new store openings in China in the second quarter of fiscal 2020, given the impacts of COVID-19, store development activities resumed at the end of March. Across April and May, 57 net new stores were opened, including eight Starbucks Now™ stores, which provide customers the convenience of mobile ordering for pickup and delivery. As of the end of May, there were 10 of these innovative store locations in China, across all four of the market’s Tier 1 cities, and we have plans to expand into several Tier 2 cities in the coming months. The number of Starbucks locations in China has surpassed 4,400, with the addition of 281 net new stores through the end of May in fiscal 2020. We are on track to add at least 500 net new stores this fiscal year, despite the temporary setback from COVID-19.

U.S. Comparable Store Sales Update
In line with local government guidelines, U.S. company-operated stores began to re-open in the second week of May, increasing from approximately 50% open at the end of April to 91% open at the end of May. While these stores generally had reduced hours and many were limited to “on-the-go” transactions, U.S. comparable store sales improved versus the prior year from -63% in the month of April to -43% in the month of May, as depicted in Chart 2 below. Comparable store sales declined by approximately 32% in the final week of May, representing the sixth consecutive week of sequential improvement from a weekly low of -65% in mid-April. Leveraging the convenience of the Starbucks mobile app, we rolled out entryway pick-up in May, to build on increased drive-thru and delivery traction that we saw in April. In-store transactions, which comprised approximately 40% of our total sales mix before the pandemic, increased slightly following the gradual re-opening of cafés in May. In the last fiscal week of May, over 90% of U. S. company-operated sales were through the drive-thru window and mobile-order-and-pay, compared to 97% in the final week in April and roughly 60% before COVID-19.

Since the start of the crisis, product mix has remained relatively steady, although average ticket has continued to trend above normal levels with more beverages and food items per transaction, which we expect will normalize over time. Loyalty offers and digital campaigns launched in May successfully re-engaged customers and drove sales, as evidenced by a significant increase in average weekly downloads and activations of the Starbucks mobile app since the campaign started in early-to-mid May. Starbucks® Rewards contribution to U.S. company-operated tender in the last week of May was 48%, up from 44% in Q2 fiscal 2020.

Comparable store sales for U.S. company-operated stores that were open in the last week of May declined 28% versus the prior year. Today, 95% of U.S. company-operated stores are operating at various levels of modified operations, and the 5% that remain closed are primarily located in the New York City metro area.

Americas Company-operated Store Development Update and Portfolio Optimization
Although new store development activity was temporarily paused in the Americas due to the onset of COVID-19, new store openings have now resumed. Building on the approximately 200 net new stores that were opened in the Americas through our second fiscal quarter, we now expect to open approximately 300 net new stores in fiscal 2020 for the segment, down from our original expectation of 600. This reflects the accelerated repositioning of a number of company-operated stores as we blend store formats and strategically optimize our portfolio primarily in U.S. urban markets as outlined above. This repositioning will include the closure of up to 400 company-operated stores over the next 18 months in conjunction with the opening, over time, of a greater number of new, repositioned stores in different locations and with innovative store formats, yielding a U.S. portfolio that is optimized to enhance the customer experience, expand our retail presence and enable profitable growth for the future.

As part of the ongoing assessment of our physical store footprint, we typically close approximately 100 company-operated stores annually in the Americas, primarily due to lease expirations, trade-area shifts and other market conditions. In addition to the U.S. store repositioning described above, we will restructure our company-operated business in Canada over the next two years, with the potential of up to 200 additional stores being closed, with some of those stores being repositioned.

Although we expect this portfolio optimization will yield net new store growth for the Americas in fiscal 2021, this will have a moderately negative impact on Americas revenue through next fiscal year. Beyond fiscal 2021, we expect our targeted 3%-4% Americas net new unit growth model to remain intact, with improved profitability.

Segment Comparable Store Sales Guidance
The vast majority of Starbucks company-operated stores in both the Americas and International segments were re-opened by the end of May. Today, approximately 96% of our global company-operated store portfolio is open, led by 95% in the U.S. and 99% in China, as well as 98% in Japan and 88% in Canada. With enhanced visibility to store re-openings and underlying sales trends, we are now able to better estimate the outlook for segment-level comparable store sales in fiscal 2020.

With the progress we have seen to date in China, we continue to believe that comparable store sales will substantially recover by the end of the fourth fiscal quarter. From the 50% decline reported for Q2 and relative to the prior year, we expect China’s comparable sales to improve to a decline of 20% to 25% in Q3, and trend towards roughly flat by the end of Q4, yielding a decline of 10% to 20% for the full fiscal year. Additionally, given the magnitude and extended duration of Japan’s store closures, which have abated only recently given the lift of the state of emergency in late May, we expect International’s comparable store sales in fiscal 2020 to decline 40% to 45% in Q3 and improve to a decline of 10% to 20% in Q4, yielding a decline in the segment’s comparable sales for the full fiscal year of 20% to 30%.

Within the Americas segment, we are optimistic that the encouraging trends in the U.S. will continue, although future progress may not be linear and will be impacted by prevailing external conditions and local public health guidelines. Therefore, as discussed on April 28 during our Q2 fiscal 2020 earnings call, we continue to expect the U.S. business to improve during the remainder of fiscal 2020, with recovery extending into the next fiscal year. From the 3% decline reported for Q2 and relative to the prior year, we expect comparable store sales for the Americas and the U.S. in fiscal 2020 to decline 40% to 45% in Q3, and then improve to a decline of 10% to 20% in Q4, yielding a decline of 10% to 20% for the full fiscal year.

Licensed Business Update
Currently, approximately 20% of our global licensed store portfolio remains closed, largely in the Americas, primarily the U.S., as well as Europe, the Middle East and Africa, with lower levels of closure in Asia Pacific. As previously discussed, we have extended more flexible development and financial terms in Q3 to our international licensees. With the pace of recovery to-date in these markets, we expect the adverse impact from lower royalty and product revenue to be more pronounced in Q3 and lessening in Q4.

Fiscal 2020 Earnings Per Share (EPS) Guidance
Since we now have enterprise-wide visibility to the impact of COVID-19 on our business, and the recovery is tracking closely with our expectations, we are better able to reasonably approximate and share our preliminary EPS estimates for the balance of fiscal 2020, ahead of our next quarterly earnings report and conference call scheduled for July 28. As discussed during our Q2 earnings report, we expect the adverse impacts of COVID-19 to Starbucks GAAP and non-GAAP EPS in fiscal 2020 to be significantly greater in Q3 compared to Q2, given the longer duration of business disruption in Q3 in most global markets outside of China, including the U.S., Japan and Canada, as well as a materially higher flow-through rate on lost sales in the U.S., particularly in April and May due to investments in retail partner support. As more company-operated stores resume operations globally each week, we are taking appropriate steps to mitigate the impact of COVID-19 and restore the profitability of our stores. Our operating margins have shown gradual improvement in May, and we expect our comparable store sales and the rate of flow-through on lost sales to continue to improve in June and thereafter, progressively alleviating the negative EPS impact throughout Q4.

Our preliminary estimates for Q3 fiscal 2020 GAAP and non-GAAP EPS range from approximately -$0.64 to -$0.79 and -$0.55 to -$0.70, respectively. We estimate the Q3 consolidated revenue decline attributable to COVID-19 to be approximately $3.0 billion to $3.2 billion, and the operating income decline to be approximately $2.0 billion to $2.2 billion, representing a flow-through rate of approximately 65% to 70% on lost sales. We have calculated these impacts by comparing preliminary estimated Q3 results relative to our forecasts, specific to each operating segment and market. For the Americas and Channel Development segments, these forecasts were developed based on the most recent prevailing trends in revenue and profitability in March 2020, before the onset of material COVID-19-related business impacts. The forecast for the International segment was developed in January 2020, also before the emergence of COVID-19. Compared to our standard flow-through rate of approximately 50%, this reflects material investments in partner support as well as incremental costs associated with the ramp-up of store operations and other activities related to the COVID-19 outbreak, including asset impairment charges associated with store closures except for the accelerated closures discussed above, inventory write-offs, honoring supplier obligations, licensed partner financial support and store safety-related items, partially offset by preliminary estimates of certain government stimulus program benefits. This also reflects a meaningful improvement from the 80% flow-through rate on lost sales that we reported for Q2. We believe that the business disruption and earnings dilution related to COVID-19 will continue to subside globally during the final three months of fiscal 2020. Therefore, our preliminary expectation is that GAAP and non-GAAP EPS will improve sequentially in Q4 fiscal 2020, ranging between approximately $0.11 and $0.36 and $0.15 and $0.40, respectively. Combining our estimates for Q3 and Q4 yields full-year expectations for GAAP and non-GAAP EPS of approximately $0.33 to $0.73 and $0.55 to $0.95, respectively, for fiscal 2020.

As to the tax rate in fiscal 2020, we expect our effective GAAP and non-GAAP tax rates to be in the high-teens in Q3 and increase to the mid- to high-20%s in Q4. For the full year, we expect our effective GAAP and non-GAAP tax rates to be in the mid- to high-20%s in fiscal 2020.

Liquidity and Use of Cash Update
Given our financial strength as an enterprise and the steady recovery progress we have observed to date, we remain confident in our ability to maintain appropriate liquidity through the current crisis. As outlined in our last quarterly earnings report, we had $2.6 billion of cash and cash equivalents on our balance sheet at the end of Q2, with short-term borrowing facilities totaling $3.5 billion. Subsequently in May, we drew $500 million on our term-loan facility to meet short-term liquidity needs, including the repayment of commercial paper obligations. We also issued $3 billion in bonds, taking advantage of the favorable interest rate environment to secure additional liquidity to cover medium-term operating cash needs while also prefunding fiscal 2021 bond maturities. Therefore, we now expect higher interest expense, ranging between $435 million and $445 million in fiscal 2020, versus approximately $330 million in fiscal 2019. Although our weekly “cash burn” reached approximately $125 million at the peak of the crisis in April, our average weekly cash flow is expected to be positive by the end of Q3, in line with expected improvements in sales and profitability, including proactive steps to defer capital expenditures and reduce discretionary operating expenses.

There has been no change to our fiscal 2020 capital allocation plans as communicated during our Q2 earnings report, with temporary suspension of share repurchases, uninterrupted quarterly dividends and capital expenditures of approximately $1.5 billion.

We remain committed to our BBB+/Baa1 credit rating and leverage cap of three times rent-adjusted EBITDA. While the impacts of COVID-19 will cause us to exceed that leverage cap for a period of time, we view these impacts to be temporary and we expect our leverage to return to near three times rent-adjusted EBITDA in the latter part of fiscal 2021. In short, our leverage policy is unchanged.

Additionally, given the unprecedented business circumstances, we have reached an agreement with our bank group to amend the fixed charge coverage ratio covenant that underpins our combined $3 billion revolving lines of credit, through the fourth quarter of fiscal 2021. As of today, we have not drawn on these lines of credit.

In summary, we are continuing to navigate the COVID-19 pandemic guided by clear principles that align with our company’s mission and values. We firmly believe that on the other side of these unprecedented circumstances, we will emerge stronger and more resilient than we are today. And as we prepare for the 50th anniversary of Starbucks next year, we are focused on executing our “Bridge to the Future” to rebuild sales and get back on track with our “Growth at Scale” agenda in fiscal 2021.

Kevin Johnson	Patrick Grismer
president and ceo	chief financial officer
Starbucks Coffee Company	Starbucks Coffee Company

Forward-Looking Statements
Certain statements contained herein are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to: the timing and effects of our “restore and build resilience” phase and third place experience initiatives, including the timing and plans of new store openings, store closures and alternative store formats as we accelerate the transformation of our retail portfolio; the temporary nature of the impact of COVID-19 on our business, operations and financial results and the anticipated timing of recovery of business; the ability of our company-operated stores and our licensees’ to recover from COVID-19; our ability to continue to leverage mobile ordering, drive-thru and delivery to recover and improve sales; our confidence that we will be able to maintain appropriate liquidity through the current crisis, our expectations related to our leverage and our ability to satisfy covenants in our debt instruments; and our optimism for profitability, growth potential and business recovery over time. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to: further spread of COVID-19; regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, including restrictions on business operations or social distancing requirements, and the duration of such restrictions; the potential for a resurgence of COVID-19 infections in a given geographic region after it has hit its “peak”; fluctuations in U.S. and international economies and currencies; our ability to preserve, grow and leverage our brands; the ability of our business partners and third-party providers to fulfill their responsibilities and commitments; potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; costs associated with, and the successful execution of, the Company’s initiatives and plans, including the integration of the East China business and the successful expansion of our Global Coffee Alliance with Nestlé; our ability to obtain financing on acceptable terms; the acceptance of the Company’s products by our customers, evolving consumer preferences and tastes and changes in consumer spending behavior; changes in the availability and cost of labor; the impact of competition; inherent risks of operating a global business; the prices and availability of coffee, dairy and other raw materials; the effect of legal proceedings; the disruption to our business related to COVID-19; the effects of changes in tax laws and related guidance and regulations that may be implemented and other risks detailed in the Company filings with the Securities and Exchange Commission, including the “Risk Factors” sections of Starbucks Annual Report on Form 10-K for the fiscal year ended September 29, 2019 and Starbucks Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2020. The Company assumes no obligation to update any of these forward-looking statements.

Non-GAAP Disclosure
In addition to GAAP financial measures, the company also provides certain non-GAAP financial measures that are not in accordance with, or alternatives for generally accepted accounting principles in the United States. The non-GAAP financial measures presented in this Form 8-K included non-GAAP effective tax rate and non-GAAP EPS, which exclude the below-listed items and their related tax impacts, as they do not contribute to a meaningful evaluation of the company's future operating performance or comparisons to the company's past operating performance. The GAAP measures most directly comparable to non-GAAP effective tax rate and non-GAAP EPS are effective tax rate and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
Restructuring and impairment costs	Management excludes restructuring and impairment charges relating to the write down of certain intangible assets and closure of certain company-operated stores. Management excludes these items for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.
Transaction and integration-related costs	Management excludes transaction and integration costs and amortization of the acquired intangible assets for reasons discussed above. Additionally, the majority of these costs will be recognized over a finite period of time.
Nestlé transaction and integration-related costs	Management excludes the transaction and integration-related costs related to the Global Coffee Alliance with Nestlé (inclusive of incremental costs to grow and develop the alliance) for reasons discussed above.

Non-GAAP effective tax rate and non-GAAP EPS may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

Certain non-GAAP measures included in this report were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. The company is unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items may include acquisitions, divestitures, restructuring and other items. The unavailable information could have a significant impact on the company’s GAAP financial results.

	Quarter Ended		Year Ended
Consolidated	Jun 28, 2020	Sep 27, 2020	Sep 27, 2020
	(Projected)
Diluted net earnings per share (GAAP)	$ (0.64) - (0.79)	$ 0.11 - 0.36	$ 0.33 - 0.73
Restructuring and impairment costs (1)	0.04	—	0.05
International transaction and integration-related items (2)	0.05	0.05	0.20
Nestlé transaction and integration-related costs	0.03	—	0.04
Income tax effect on Non-GAAP adjustments (3)	(0.03)	(0.01)	(0.07)
Non-GAAP EPS	$ (0.55) - (0.70)	$ 0.15 - 0.40	$ 0.55 - 0.95
(1)Represents costs associated with our restructuring efforts, including impairment of certain intangible assets and asset impairments relating to the closure of certain company-operated stores.
(2)Includes transaction costs for the acquisition of our East China joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of East China and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.
(3)Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.